EXHIBIT 3.1(a)

This amendment was filed to: (a) eliminate the description of the Series A Convertible Perpetual Preferred stock (which is no longer outstanding); (b) change the location of the Company’s office in the State of New York; and (c) change the address of the Company to which the Secretary of State of the State of New York shall mail a copy of any process against the Company which is served on the Secretary of State.

Certificate of Amendment
of the
Certificate of Incorporation
of
Xerox Corporation
(Under Section 805 of the Business Corporation Law)
The undersigned, Douglas H. Marshall, Assistant Secretary of Xerox Corporation (the “Corporation”), hereby CERTIFIES that:
FIRST: The name of the Corporation is “XEROX CORPORATION”. The name under which the Corporation was formed is “THE HALOID COMPANY”.
SECOND: The original certificate of incorporation of the Corporation was filed by the Department of State of the State of New York on April 18, 1906 under the name The Haloid Company (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).
THIRD: (a) The Certificate of Incorporation is hereby being amended pursuant to Sections 805 and 502(c) of the New York Business Corporation Law (“BCL”) to eliminate the series of Cumulative Preferred Stock of the Corporation, par value $1.00 per share, entitled “Series A Convertible Perpetual Preferred Stock”, none of which stock of such series are outstanding and none of which stock of such series will be issued subject to the Certificate of Incorporation. This Certificate of Amendment constitutes a series elimination. It does not change the number of authorized Cumulative Preferred Stock under Article FOURTH of the Certificate of Incorporation
(b) When this Certificate of Amendment becomes accepted for filing by the New York Department of State, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth therein with respect to the Series A Convertible Perpetual Preferred Stock. In furtherance thereof, Article FOURTH of the Certificate of Incorporation is hereby amended by deleting Subdivision 13 thereof in its entirety, and renumbering the remaining paragraphs and paragraph number references therein.
(c) Following the elimination of the Series A Convertible Perpetual Preferred Stock, the Board of Directors of the Corporation shall continue to be authorized to issue up to 22,043,067 shares of Cumulative Preferred Stock, par value of $1.00 per share, under Article FOURTH of the Certificate of Incorporation.
FOURTH: (a) The Corporation further amends the Certificate of Incorporation to change the address to which the Secretary of State of the State of New York shall mail a copy of any process against the Corporation which is served on the Secretary of State.
(b) In order to give effect to the foregoing amendment to the Certificate of Incorporation, the second sentence of Article FIFTH of the Certificate of Incorporation is hereby replaced in its entirety with the following:
“The post office address to which the Secretary of State shall mail a copy of any process against it served upon the Secretary of State is:

Xerox Corporation
201 Merritt 7
Norwalk, CT 06851
Attention: "General Counsel"
FIFTH: (a) The Corporation further amends the Certificate of Incorporation to change the city in which the Corporation’s office in the State of New York is located.
(b) In order to give effect to the foregoing amendment to the Certificate of Incorporation, Article THIRD of the Certificate of Incorporation is hereby replaced in its entirety with the following:
“THIRD: The office of the Corporation is to be located in the City of Webster, Monroe County, New York.”

SIXTH: The foregoing amendments to the Certificate of Incorporation of the Corporation were authorized by resolutions of the Board of Directors at meetings duly held on May 23, 2017 and July 31, 2018.

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IN WITNESS WHEREOF, Xerox Corporation has caused this Certificate of Amendment to be signed by its authorized corporate officer this 1st day of August, 2018.

By:	/s/ D.H. Marshall
Name:	Douglas H. Marshall
Title:	Assistant Secretary

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Certificate of Amendment
of the
Certificate of Incorporation
of
Xerox Corporation
(Under Section 805 of the Business Corporation Law)

Filer:	Xerox Corporation
201 Merritt 7
P.O. Box 4505
Norwalk, Connecticut 06851

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